UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 26, 2012

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800, Arlington, Virginia	22203
(Address of Principal Executive Offices)	(Zip Code)

(703) 329-6300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into A Material Definitive Agreement.

The Archstone Portfolio Acquisition

On November 26, 2012, we entered into an asset purchase agreement, or the Purchase Agreement, with (i) Equity Residential and its operating partnership, ERP Operating Partnership LP, or, collectively, Equity Residential, (ii) Lehman Brothers Holdings Inc., or Lehman, and (iii) Archstone Enterprise LP, or Archstone, pursuant to which we and Equity Residential will acquire, directly or indirectly, all of the assets and entities owned by, and all of the liabilities of, Archstone (other than certain excluded liabilities).

Pursuant to the Purchase Agreement and separate arrangements between us and Equity Residential governing the allocation of liabilities to be assumed under the Purchase Agreement, our portion of consideration under the Purchase Agreement is approximately $6.9 billion, and consists of the following:

•                  the issuance of 14,889,706 shares of our common stock to Archstone, valued at $1.9 billion, using the closing price for our common stock on the New York Stock Exchange on November 23, 2012 of $128.54;

•                  $669.0 million in cash;

•                  the assumption of indebtedness with a fair value of approximately $4.1 billion, consisting of $3.7 billion principal amount for consolidated borrowings, $238.3 million principal amount for our proportionate share of debt related to unconsolidated joint ventures, and $197.5 million representing the amount by which the fair value of the aforementioned debt exceeds the principal face value;

•                  an obligation to pay, when presented for redemption from time to time, approximately $132.2 million in respect of the liquidation value of and accrued dividends on outstanding Archstone preferred units; and

•                  the assumption of 40% of all other liabilities, known or unknown, of Archstone, other than certain excluded liabilities.

For this consideration, we will acquire a portfolio of direct and indirect interests in apartment communities and net other liabilities that we refer to as the Archstone Portfolio Acquisition.

The Archstone Portfolio Acquisition represents a rare opportunity for us to buy a large portfolio of high-quality apartment communities that is concentrated in our existing high barrier-to-entry markets and is consistent with our strategic objective of more deeply penetrating our chosen markets with a broader range of products and services. For the nine months ended September 30, 2012, 98% of the net operating income, or NOI, from the consolidated apartment communities we expect to acquire in the Archstone Portfolio Acquisition is generated in our existing markets. The Archstone Portfolio Acquisition consists of the following:

•                  66 consolidated apartment communities, containing 22,222 apartment homes, of which six communities are under construction and are expected to contain 1,666 apartment homes upon completion;

•                  three parcels of land, which are consolidated, and if developed as expected, will contain a total of 968 apartment homes;

•                  interests in unconsolidated joint ventures in which we expect to be the general partner or managing member, which own 10 apartment communities containing 2,040 apartment homes, of which one community is under construction and is expected to contain 157 apartment homes upon completion; and

•                  a 40% ownership interest in unconsolidated joint venture arrangements with Equity Residential which will hold assets that we will jointly manage, sell to third parties, and/or subsequently transfer to Equity Residential or to us.

The following table provides the approximate allocation of the Company’s investment in the Archstone Portfolio Acquisition:

Archstone Portfolio Acquisition	Acquisition Value(1)
(in thousands)
Consolidated stabilized assets	$6,140,323
Development communities under construction	308,819
Land held for future development	49,800
Net equity in unconsolidated joint ventures plus allocated joint venture debt	410,112
Total	$6,909,054

(1)         Value is based on the closing price of our common stock on November 23, 2012 and the fair market value of debt we expect to assume.

Under the Purchase Agreement, we will acquire 40% of the assets and liabilities of Archstone and Equity Residential will acquire the remaining 60% of the assets and liabilities of Archstone. We refer herein to 40% and 60% as our respective pro rata shares. We and Equity Residential are jointly and severally liable for most obligations to Lehman under the Purchase Agreement. The Purchase Agreement provides that the closing of the acquisitions thereunder must occur within 120 days after execution of the Purchase Agreement. If we and Equity Residential Fail to close the acquisition, then Equity Residential and we could be liable for payment of a termination fee of $800.0 million (or $650.0 million if the Purchase Agreement is terminated in the first 60 days after signing) as discussed Under “Purchase Agreement and Related Arrangements.” The Archstone Portfolio Acquisition is also subject to customary closing conditions, which do not include our and Equity Residential’s ability to obtain the necessary financing or lender consents for the transaction. Neither we nor Equity Residential could terminate the Purchase Agreement because of a lack of financing or lender consents without incurring the termination fee.

The Archstone Portfolio

We believe the Archstone Portfolio Acquisition will create strategic, portfolio and financial benefits for us, including the following:

•                  It will increase our ownership of high-quality apartment communities in our existing markets.

•                  It will allow us to more closely align our portfolio allocation with our long-term geographic allocation goals.

•                  It will expand our portfolio into complementary submarkets with more varied product offerings.

•                  It will enable us to more rapidly implement our multi-branding strategy.

•                  It will provide enhanced corporate efficiencies due to our increased scale.

High-Quality Portfolio Concentrated in Our Markets. The following table provides the percentage of NOI generated during the nine months ended September 30, 2012, by region for our consolidated apartment communities, as well as communities that were under construction, or for which substantial redevelopment is planned or that occurred during 2012, pro forma for the Archstone Portfolio Acquisition (dollars in thousands);

	AvalonBay		Archstone Portfolio(3)		Pro Forma
Region/Portfolio (1)	NOI YTD 2012(2)	% of Total NOI	NOI YTD 2012(2)	% of Total NOI	NOI YTD 2012(2)	% of Total NOI
New England	$99,277	19%	$7,433	3%	$106,710	14%
Metro NY/NJ	156,135	29%	31,336	14%	187,471	25%
Mid-Atlantic	71,401	14%	61,727	29%	133,128	18%
Pacific Northwest	27,241	5%	5,471	3%	32,712	4%
Northern California	102,335	19%	31,544	15%	133,879	18%
Southern California	74,287	14%	72,910	34%	147,197	20%
Non-Core and Other	447	0%	5,227	2%	5,674	1%
Total NOI	$531,123	100%	$215,648	100%	$746,771	100%

(1)                                 NOI for the nine months ended September 30, 2012 for consolidated apartment communities, excluding NOI from apartment communities in joint ventures. NOI is a non-GAAP financial measure. For a description of how we define NOI and a reconciliation of NOI to net income, please see “Reconciliation of Non-GAAP Financial Measures” beginning on page F-14 of this report.

(2)                                 GAAP net income for AvalonBay, the Archstone Portfolio Acquisition, and on a pro forma basis, assuming the acquisition of the portfolio, was $301,178, $43,425 and $344,603, respectively for the nine months ended September 30, 2012.

(3)                                 NOI for the nine months ended September 30, 2012 for this portfolio includes $26 for communities for which construction is not complete but leasing activity has begun.

For the nine months ended September 30, 2012, pro forma for the Archstone Portfolio Acquisition, 99% of the NOI from our apartment communities would be concentrated in our existing high barrier-to-entry markets.

In connection with the Archstone Portfolio Acquisition, we will acquire interests in certain non-core assets or communities in non-core markets for us, including interests in assets in Texas, Florida and Germany. Some of these interests will be held and managed in a joint venture with Equity Residential, pending disposition or assignment to Equity Residential or us.

Achieving Geographic Portfolio Allocation Goals. We believe that the Archstone Portfolio Acquisition will allow us to bring our overall portfolio more closely in line with our long-term goals for regional allocation. In particular, our current Southern California portfolio is expected to grow from approximately 10,400 apartment homes at September 30, 2012 to approximately 19,200 apartment homes pro forma for the Archstone Portfolio Acquisition. Other geographic allocation adjustments expected to be achieved through the Archstone Portfolio Acquisition include a reduction in our relative concentration in the New England and Metro New York/New Jersey regions (where relatively few of the Archstone Portfolio Acquisition apartment communities to be acquired by us are located) and an increase in our mid-Atlantic region presence.

Complementary Submarket and Product Positioning. Many of the apartment communities to be acquired by us in the Archstone Portfolio Acquisition are located in submarkets that are different than, but complementary to, the submarkets where our current apartment communities are located within each of our six main market regions.

For example, in the Mid-Atlantic region, our existing apartment communities are more concentrated in suburban locations such as the Rockville/Gaithersburg corridor in suburban Maryland and the Tysons Corner and Fairfax submarkets in Northern Virginia. By contrast, the Archstone Portfolio Acquisition apartment communities in the Washington, D.C. market are concentrated in more urban, higher density submarkets such as the Rosslyn/Ballston corridor in Arlington, Virginia and the Wisconsin/Connecticut Avenue NW corridor in Washington D.C. We believe that many of the apartment communities to be acquired by us in the Archstone Portfolio Acquisition are also positioned to appeal to a somewhat different consumer segment than our existing assets based on the different characteristics of the Archstone Portfolio Acquisition apartment communities, which are generally more heavily weighted towards smaller apartments in high-rise buildings. We believe the Archstone Portfolio Acquisition will provide us with a more diversified portfolio with broader product offerings within each region where we currently do business.

Increased Scale Supports our Multi-Brand Strategy. We recently introduced a three brand strategy. We are currently in the process of rolling out our two new brands (AVA and Eaves by Avalon) at certain of our existing apartment communities, and refining our core Avalon brand. We believe that the Archstone Portfolio Acquisition will allow us to extend our three brand platform across additional assets in an efficient manner, bringing these brands to a meaningful market presence sooner than we otherwise would be able to do so.

Enhanced Corporate Efficiencies Due to Increased Scale. We expect that the increased scale of our apartment community portfolio from the Archstone Portfolio Acquisition will require a lower proportionate increase in our corporate and property management overhead and general and administrative expenses. We believe that our corporate support functions, including our customer care center in Virginia Beach and our marketing, customer insight, and market research groups in our corporate headquarters in Arlington, Virginia, are positioned to allow for absorption of additional assets to provide additional operating leverage.

The table below provides details by region for the operating apartment communities as of September 30, 2012 in which we expect to acquire a direct or indirect interest in connection with the Archstone Portfolio Acquisition.

Community	Location	Number of Homes	Average SF Per Home(1)	Year Built(2)	Revenue per Occupied Home (by Region)(3)
New England
Archstone Quincy	Quincy, MA	224	705	1977
Archstone Bear Hill	Waltham, MA	324	1,208	1999
Legacy Place(4)	Dedham, MA	285	1,075	2011
Subtotal — New England		833	1,027		$2,270
Metro New York / New Jersey
Archstone Clinton North	New York, NY	339	536	2008
Archstone Clinton South	New York, NY	288	557	2007
Archstone Midtown West	New York, NY	550	716	1998
Kips Bay(4)	New York, NY	208	733	1997
Archstone Meadowbrook Crossing	Westbury, NY	396	1,014	2006
Subtotal — Metro New York / New Jersey		1,781	724		$3,338

Community	Location	Number of Homes	Average SF Per Home(1)	Year Built(2)	Revenue per Occupied Home (by Region)(3)
Mid-Atlantic
Archstone Ballston Place	Arlington, VA	383	871	2001
Archstone Ballston Square	Arlington, VA	714	877	1992
Archstone Courthouse Place	Arlington, VA	564	849	1999
Crystal House I(5)	Arlington, VA	426	880	1969
Crystal House II(5)	Arlington, VA	401	913	1965
Oakwood Arlington(6)	Arlington, VA	184	839	1987
Archstone Charter Oak	Reston, VA	262	1,097	1970
Archstone Reston Landing	Reston, VA	400	995	2000
Archstone Tysons Corner	Vienna, VA	217	967	1980
Oakwood Gaithersburg(6)	Gaithersburg, MD	136	878	1988
Archstone Wheaton Station	Wheaton, MD	243	884	2005
Archstone Russett	Laurel, MD	238	1,154	1999
Grosvenor Tower(4)	North Bethesda, MD	236	972	1987
Archstone Glover Park	Washington, DC	120	869	1953
Archstone Tunlaw Gardens	Washington, DC	166	816	1944
Brandywine(7)(8)	Washington, DC	305	1,280	1954
The Albemarle	Washington, DC	228	1,123	1966
The Consulate	Washington, DC	268	843	1978
The Statesman	Washington, DC	281	678	1961
Oakwood Philadelphia(6)	Philadelphia, PA	80	831	1945
Subtotal — Mid-Atlantic		5,852	929		$2,101
Pacific Northwest
Archstone Redmond Campus	Redmond, WA	422	1,017	1991
Archstone Redmond Lakeview	Redmond, WA	166	849	1987
Archstone Kirkland at Carillon Point(4)	Kirkland, WA	130	1,344	1990
Subtotal — Pacific Northwest		718	1,037		$1,633
Northern California
Archstone Walnut Creek	Walnut Creek, CA	510	746	1987
Archstone Walnut Creek Station	Walnut Creek, CA	360	700	1989
Archstone Walnut Ridge	Walnut Creek, CA	106	764	2000
Archstone San Bruno	San Bruno, CA	300	891	2004
Archstone San Bruno II	San Bruno, CA	185	846	2007
Archstone San Bruno III	San Bruno, CA	187	1,237	2005
Archstone West Valley	San Jose, CA	789	639	1970
Archstone Mountain View at Middlefield	Mountain View, CA	402	651	1969
Archstone Willow Glen	San Jose, CA	412	928	2002
Sunnyvale(4)	Sunnyvale, CA	192	1,063	1991
Subtotal — Northern California		3,443	790		$1,734
Southern California(9)
Archstone Del Mar Station	Pasadena, CA	347	975	2006
Archstone Old Town Pasadena	Pasadena, CA	96	692	1972
Archstone Pasadena	Pasadena, CA	120	854	2004
Archstone La Mesa	La Mesa, CA	168	830	1989
Archstone La Jolla Colony	San Diego, CA	180	761	1987
Archstone Oak Creek	Agoura Hills, CA	336	1,084	2004
Archstone Calabasas	Calabasas, CA	600	844	1988
Archstone Los Feliz	Los Angeles, CA	263	767	1989
Oakwood Toluca Hills(6)	Los Angeles, CA	1,151	691	1973
Archstone Marina Bay(4)(10)	Marina Del Rey, CA	205	815	1967
Venice on Rose(4)	Venice, CA	70	1,207	2011
Archstone Simi Valley	Simi Valley, CA	500	860	2007
Archstone Studio City	Studio City, CA	450	736	1987
Archstone Studio City II	Studio City, CA	101	834	1991

Community	Location	Number of Homes	Average SF Per Home(1)	Year Built(2)	Revenue per Occupied Home (by Region)(3)
Archstone Studio City III	Studio City, CA	276	955	2002
Archstone Thousand Oaks	Thousand Oaks, CA	154	873	1992
Archstone Thousand Oaks Plaza	Thousand Oaks, CA	148	949	2002
Archstone Warner Center	Woodland Hills, CA	522	882	2007
Archstone Woodland Hills	Woodland Hills, CA	883	655	1971
Archstone Santa Monica on Main	Santa Monica, CA	133	921	2007
Archstone Long Beach(11)	Long Beach, CA	206	705	1985
Archstone Terracina(11)	Ontario, CA	736	915	1988
Archstone Seal Beach	Seal Beach, CA	549	706	1971
Archstone Vanoni Ranch	Ventura, CA	316	936	2005
Archstone Ventura Colony(12)	Ventura, CA	272	807	1989
Subtotal — Southern California		8,782	816		$1,601
Non Core Markets
Archstone Boca Town Center(4)	Boca Raton, FL	252	1,064	1988
Archstone Lexington	Flower Mound, TX	222	983	2000
Archstone Memorial Heights	Houston, TX	556	781	1996
Subtotal — Non Core Markets		1,030	894		$1,351
Total		22,439	853		$1,894

(1)                                 This information is taken primarily from the most recent filing by Archstone Inc. with the SEC on November 19, 2012, which we have not independently verified, and it may contain inaccuracies and/or reflect calculation methodologies that differ from those we use to present information about our apartment communities. Regional totals represent weighted averages.

(2)                                 Represents the date that construction of the apartment community was completed, and does not consider any subsequent capital expenditures to redevelop the applicable apartment community or for other purposes.

(3)                                 Represents the weighted average monthly revenue per occupied home for the respective region for the three months ended September 30, 2012.

(4)                                 This apartment community is owned by a joint venture in which Archstone owns a 28.6% interest.

(5)                                 Interest in this apartment community is subject to a ground lease which expires in November 2060.

(6)                                 This apartment community has been leased by Archstone to a third party under a master lease that has been extended to July 2017.

(7)                                 This apartment community is managed by a third party.

(8)                                 This apartment community is owned by a joint venture in which Archstone owns a 26.1% interest.

(9)                                 Subsequent to September 30, 2012, Archstone acquired an indirect interest in Studio 4121, a 205 apartment home community located in Los Angeles, CA.

(10)                          This apartment community includes the ownership of 218 boat slips in the adjoining marina.

(11)                          Represents an apartment community that was under contract for disposition as of, or subsequent to, September 30, 2012.

(12)                          Subsequent to September 30, 2012, Archstone sold Archstone Ventura Colony.

The table below provides certain details with respect to properties under construction or planned for development in which we expect to acquire a direct or indirect interest in connection with the Archstone Portfolio Acquisition. In addition, Archstone controls certain other land parcels primarily through purchase options. Some of these option contracts may be assigned to us at closing in addition to the assets listed below.

Property	Location	Start Date	Expected Apartment Homes(1)
Under Construction and/or in Lease-up(2)
Archstone West Valley Expansion	San Jose, CA	Q3 2012	84
Archstone First+M Phase I	Washington, DC	Q3 2010	469
Parkland Gardens	Arlington, VA	Q2 2012	227
Memorial Heights Phase I	Houston, TX	Q3 2012	318
Archstone Berkeley on Addison	Berkeley, CA	Q3 2012	94
Archstone Toscano	Houston, TX	Q2 2011	474
Archstone Santa Clarita(3)	Santa Clarita, CA	Q1 2012	157
Land Held, In Planning and Owned(4)
Archstone First+M Phase II	Washington, DC	TBD	434
Oakwood Toluca Hills Land	Toluca Hills, CA	TBD	150
Huntington Beach(5)	Huntington Beach, CA	TBD	384

(1)                                 This information is taken from the most recent filing by Archstone Inc. with the SEC on November 19, 2012, which we have not independently verified, and it may contain inaccuracies and/or reflect calculation methodologies that differ from those we use to present information about our apartment communities.

(2)                                 Total expected investment for consolidated apartment communities under construction and/or in lease-up is $470.1 million with $161.2 million remaining to invest.

(3)                                 Development property is being constructed in an unconsolidated joint venture in which Archstone has a 21.6% interest.

(4)                                 Commencement of construction of projects in planning is subject to regulatory approval, acquisition of financing and/or suitable market conditions.

(5)                                 Land is owned by a consolidated joint venture in which Archstone has a 95.0% interest.

Adjustments to the Anticipated Archstone Portfolio Acquisition

The properties that will be part of the overall transaction involving Archstone and the assets and liabilities to be held by certain joint ventures we expect to form with Equity Residential are subject to final adjustment at closing between us and Equity Residential pursuant to arrangements separate from the Purchase Agreement. These arrangements are designed to account for ongoing changes in the status of the assets and liabilities up until closing. For example, some of the properties and other assets may be sold and liabilities may be settled before closing between us and Equity Residential. As a result, the final allocation between us and Equity Residential of the properties, other assets and liabilities in connection with the overall transaction involving Archstone could change and impact the amount of consideration to be paid by us under the Purchase Agreement.

Assumed Indebtedness

We will assume approximately $3.7 billion principal amount of consolidated indebtedness in connection with the Archstone Portfolio Acquisition. Of this amount, Fannie Mae and Freddie Mac (the Government Sponsored Enterprises, or GSEs) are the lenders in connection with approximately (i) $2.8 billion of pooled debt, (ii) $463.4 million of tax-exempt bond financing for which the GSEs provide credit enhancement and liquidity and (iii) $104.4 million of other single asset loans (collectively, the GSE Indebtedness). We have entered into a commitment letter with each of Fannie Mae and Freddie Mac whereby they have provided us with their consents to the transaction contemplated by the Purchase Agreement and our and Equity Residential’s assumption of the allocable portions of the loans made to Archstone. In connection with such consents, we have agreed to repay approximately $200.0 million of the GSE Indebtedness owed to Fannie Mae at the closing of the Archstone Portfolio Acquisition. In addition, with the net proceeds of this offering, we also intend to repay $753.0 million of GSE Indebtedness and other assumed indebtedness, bringing the total amount of assumed indebtedness that we expect to repay at the closing of the Archstone

Portfolio Acquisition to $953.0 million. The following table sets forth the consolidated indebtedness we will assume as of September 30, 2012, and on a pro forma basis giving effect to the repayment of indebtedness as discussed above.

Community / Debt Facility	Stated Interest Rate	Principal Final Maturity Date	Balance Outstanding at 9/30/12(1)	Pro forma Balance Outstanding at 9/30/12(1)
			(in thousands)	(in thousands)
Tax-exempt bonds
Fixed Rate
Meadowbrook	4.61%	Nov-2036	$62,200	$62,200
Variable rate
Clinton (North)	SIFMA + 1.53%	Nov-2038	143,409	143,409
Clinton (South)	SIFMA + 1.53%	Nov-2038	118,532	118,532
Midtown West	SIFMA + 1.13%	May-2029	99,537	99,537
San Bruno	SIFMA + 1.35%	Dec-2037	61,875	61,875
Calabasas	SIFMA + 1.48%	Apr-2028	40,073	40,073
			463,426	463,426

Conventional loans
Fixed Rate
Fannie Mae Pool 6(2)	6.19%	Nov-2015	940,923	940,923
Fannie Mae Pool 2(2)	6.26%	Nov-2017	692,192	692,192
First and M	5.57%	May-2053	116,166	116,166
San Bruno II	5.37%	Apr-2021	31,700	31,700
Meadowbrook	4.70%	Nov-2036	22,493	22,493
Lexington	5.55%	Mar-2016	17,079	17,079
			1,820,553	1,820,553
Variable rate
Fannie Mae Pool 9(2)	LIBOR + 1.27%	Nov-2014	636,756	—
Freddie Mac Pool	LIBOR + 0.96%	Nov-2014	412,724	304,375
South San Francisco(3)	DMBS + 1.00%	Apr-2013	76,706	—
Calabasas	DMBS + 1.44%	Aug-2018	57,781	57,781
San Bruno III	LIBOR + 2.60%	May-2013	47,000	47,000
Wheaton Station(3)	DMBS + 1.00%	Apr-2013	44,539	—
La Mesa(3)	DMBS + 1.00%	Apr-2013	24,755	—
Oakwood Gaithersburg	FRMB + 3.79%	Jan-2017	14,876	—
Parkland Gardens	LIBOR + 2.25%	May-2017	12,935	—
Toscano	LIBOR + 6.00%	May-2016	31,938	—
Memorial Heights	LIBOR + 2.50%	May-2017	2,143	—
			1,362,153	409,156
			$3,708,332	$2,755,335

(1)                                 Balances are for consolidated debt assumed and do not include our share of the principal amount of debt held by unconsolidated joint ventures of approximately $238.3 million. Balances are also presented exclusive of amounts held in principal reserve funds, that are held for the repayment of the respective borrowing. The pro forma balance outstanding reflects expected repayments of indebtedness as of the closing of the Archstone Portfolio Acquisition.

(2)                                 Borrowings are cross-defaulted.

(3)                                 Borrowings are cross-collateralized and cross-defaulted as part of a pooled financing with respect to the apartment communities.

Purchase Agreement and Related Arrangements

Pursuant to the Purchase Agreement, the acquisition is subject to customary closing conditions, including, among other things, the accuracy of the other parties’ representations and warranties and compliance with covenants, subject in each case to significant materiality standards as well as the absence of a material adverse change with respect to the business, financial condition or results of operations of Archstone. There can be no assurance that any condition to the closing of the transaction will be satisfied or waived, if permitted, or that there will not be events, developments or changes that can cause the closing not to occur. Therefore, there can be no assurance with respect to the timing of the closing of the Archstone Portfolio Acquisition or whether the transaction will be completed on the currently contemplated terms, other terms or at all. There is no closing condition relating to our or Equity Residential’s ability to obtain the necessary financing or lender consents for the transaction. If we extend the closing beyond the 90th day following the execution of the Purchase Agreement, the purchase price will increase by an amount equal to $1.0 million per day thereafter.  The amount of this increase would be paid 60% by Equity Residential and 40% by us, with each party’s additional payment reduced by the amount of any accrued but unpaid dividends on the stock consideration payable by that party for the period prior to closing. The Purchase Agreement also provides that we, Equity Residential or Lehman may terminate the Purchase Agreement if the closing has not occurred by the 120th day following the execution of the Purchase Agreement, so long as the failure of the closing to occur on or before this date was not due to a breach by the terminating party of its respective obligations under the Purchase Agreement and, in the case of us and Equity Residential we pay the termination fee discussed below if, at the time, all of the conditions to closing are satisfied.

Under the terms of the Purchase Agreement, if Lehman terminates the Purchase Agreement in the event that (1) we or Equity Residential breach any covenant or agreement under the Purchase Agreement, where the effect of the breach causes the closing conditions to be incapable of being satisfied, and, if the breach is capable of being cured, the breach is not cured by us or Equity Residential within 20 business days after receipt of notice from Lehman, (2) any event occurs that makes it impossible to satisfy a condition precedent to Lehman’s obligation to close the transaction and Lehman and Archstone are not then in breach of representations, warranties, covenants or other agreements thereunder that would result in the conditions precedent to our obligations and Equity Residential’s obligations not being satisfied, or (3) we or Equity Residential breach our obligation to close the acquisition at a time when all closing conditions have been satisfied or waived, then we and Equity Residential will be jointly and severally obligated to pay a termination fee of $650.0 million. If we or Equity Residential extend the closing beyond the 60th day following the execution of the Purchase Agreement and such events occur, the termination fee increases to $800.0 million. The termination fee will be Lehman’s sole and exclusive remedy for a breach under the Purchase Agreement.  Neither we nor Equity Residential can terminate the Purchase Agreement or fail to close when all the closing conditions have been satisfied without incurring the termination fee.

Although we and Equity Residential are jointly and severally liable for liabilities assumed in the Archstone Portfolio Acquisition as well as the termination fee, if it is payable, we have separately agreed with Equity Residential that such liabilities, fees and expenses will generally be apportioned 40% to us and 60% to Equity Residential. Among the matters that we and Equity Residential have agreed to apportion 40% to us and 60% to Equity Residential are obligations that arise from the redemption of preferred equity obligations issued by two Archstone entities pursuant to the terms of those preferred equity obligations. Certain liabilities to be assumed pursuant to the Purchase Agreement are allocated solely to us or solely to Equity Residential, generally because the liability relates to one or more properties to be acquired by us or Equity Residential. If the termination of the Purchase Agreement is a result of a breach by either us or Equity Residential, then the breaching party shall be solely responsible for, and shall indemnify the non-breaching party against, the fees and expenses, including the termination fee, payable to Lehman resulting from a failure to consummate the acquisition, and any costs and expenses incurred by the non-breaching party in connection with enforcing its rights against the breaching party.

Assets and liabilities of Archstone that are not acquired or assumed directly or indirectly wholly by either us or Equity Residential will be acquired through joint venture arrangements to be entered into by and between us and Equity Residential prior to or contemporaneously with the closing of the acquisition. One set of assets and liabilities to be acquired through joint venture arrangements consists of properties which we will jointly evaluate how best to manage after the closing, which may result in (i) in the ultimate transfer to either us or Equity Residential when all necessary consents have been obtained and other transfer conditions satisfied, (ii) in continued joint ownership for a period, or (iii) in sale to a third party or parties. A second set of assets and liabilities to be acquired through joint venture arrangements consists of properties subject to contractual commitments to third parties to make certain payments in the event that taxable gain is recognized with respect to that property, which will be acquired in a transaction that should not recognize taxable gain. We then intend to contribute these properties, without the recognition of taxable gains, to limited partnerships or other entities controlled solely by either us or Equity Residential in exchange for passive interests in such limited partnership or other entities, which will eventually be the only assets of the joint venture. The properties designated for contribution to us are included in the operating properties table included above.

The foregoing description of the Purchase Agreement and the Archstone Portfolio Acquisition does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

Registration Rights Agreement and Shareholders Agreement

In connection with the closing of the Archstone Portfolio Acquisition, we will enter into a registration rights agreement with Lehman, or the Registration Rights Agreement, pursuant to which we will be required to register under the Securities Act of 1933, as amended, or the Securities Act, the resale of the 14,889,706 shares of common stock we will issue to Archstone at the closing of the Archstone Portfolio Acquisition. Under the Registration Rights Agreement we will be obligated to file a resale shelf registration statement within 10 days following the closing pursuant to which, after the expiration of Lehman’s lock-up described below on April 26, 2013, it will be able to sell, generally without restrictions, shares received in the transaction.  We have the right to suspend sales under the shelf registration statement in limited circumstances for up to 90 days in any twelve-month period.  We are obligated to maintain the effectiveness of the registration statement until the earlier of the fifth anniversary of the closing of the Archstone Portfolio Acquisition or when Lehman owns less than $250.0 million of the shares it originally received under the Purchase Agreement.

The Registration Rights Agreement gives Lehman the right to conduct two underwritten offerings of our shares each year.  We will be obligated to cooperate with, and assist in, those offerings and to enter into a 30-day lock-up with Lehman’s underwriters.  Following the first anniversary of the closing, we will have the right once in any twelve-month period to delay an underwritten offering requested by Lehman so that we may undertake our own underwritten offering.  If we effect an underwritten offering of our shares, Lehman has agreed to enter into a 30-day lock-up with the underwriters so long as it owns over 5% of our outstanding shares.

Further, pursuant to a shareholders agreement we will enter into between us and Lehman, or the Shareholders Agreement, Lehman has agreed to a 150-day lock-up, starting from the date of the Purchase Agreement, with respect to the shares of common stock acquired in connection with the Archstone Portfolio Acquisition. Under the Shareholders Agreement, so long as Lehman owns more than 5% of our common stock, Lehman has agreed it will not (i) acquire beneficial ownership of any additional shares of our common stock; (ii) participate in any voting or similar arrangement with a third party; (iii) enter into, propose or facilitate any change in control transaction (or other extraordinary transaction involving us); or (iv) otherwise act, alone or in concert with others, to seek to control, or influence, our board of directors or our management or policies.

Additionally under the Shareholders Agreement, for one year starting from the date of the closing of the Archstone Portfolio Acquisition, Lehman will vote all of its shares of our common stock in accordance with the recommendation of our board of directors on any matter other than an extraordinary transaction.  After the first year, and for so long as Lehman holds more than 5% of our common stock, Lehman will vote all of its shares of our common stock (i) in accordance with the recommendations of our board of directors with respect to any election of directors, compensation and equity plan matters, and any amendment to our charter to increase our authorized capital stock; (ii) on all matters proposed by other shareholders, either proportionately in accordance with the votes of the other shareholders or, at its election, in accordance with the recommendation of our board of directors; and (iii) on all other matters, in its sole and absolute discretion.

The foregoing description of the Registration Rights Agreement and Shareholders Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Registration

Rights Agreement, a copy of which is attached hereto as Exhibit 4.1 hereto and the Shareholders Agreement, a copy of which is attached hereto as Exhibit 10.1.

Prior to the issuance of our shares of common stock to Archstone, we will waive the stock ownership limit in our charter, which generally prohibits a stockholder from holding more than 9.8% of the issued and outstanding shares of any class or series of our stock and will instead permit Lehman to hold the 14,889,706 shares of our common stock received in the Archstone Portfolio Acquisition, plus the shares they owned as of the date of the waiver. We will grant this waiver based on our belief that such waiver will not jeopardize our ability to qualify as a REIT.

Bridge Loan Facility

In connection with the Archstone Portfolio Acquisition, on November 26, 2012, we received a commitment letter from Goldman Sachs Lending Partners LLC for a senior unsecured bridge loan facility, or the Bridge Loan Facility, in an aggregate principal amount of up to $2.2 billion, less the sum of the net proceeds from an equity offering, an offering of certain debt securities and/or any other bank or similar term loan financing and the aggregate principal amount of certain debt that we assume in connection with the Archstone Portfolio Acquisition for which lender consents have been obtained.

The Bridge Loan Facility would mature 364 days from the date of funding and any loans provided under the Bridge Loan Facility are to be used to fund the Archstone Portfolio Acquisition and related costs, fees and expenses, including the repayment of certain debt we assume in connection with the Archstone Portfolio Acquisition. The loans under the Bridge Loan Facility must be funded on or before the date the Archstone Portfolio Acquisition closes, and will only be funded, if requested by us, upon the satisfaction of certain customary conditions to funding for this type of facility, including a condition that we shall have used commercially reasonable efforts to raise capital through an equity offering. Because the conditions to the lender’s obligations under the Bridge Loan Facility are substantially similar to the conditions to our obligations under the Purchase Agreement, other than closing conditions that are customary for lending transactions such as the Bridge Loan Facility, we do not believe that there would be circumstances under which we would be obligated to complete the Archstone Portfolio Acquisition without also being able to obtain the funds to be borrowed under the Bridge Loan Facility.

Loans under the Bridge Loan Facility will bear interest at a rate per annum equal to either (i) the reserve adjusted LIBOR rate or (ii) the base rate, plus an applicable margin based on the credit ratings of our unsecured and unsubordinated long-term indebtedness. The Bridge Loan Facility will also require us to pay Goldman Sachs Lending Partners LLC certain customary fees.

The above summary of the Bridge Loan Facility is based on the commitment letter we received from Goldman Sachs Lending Partners LLC, the terms of which are subject to the final documentation between us and Goldman Sachs Lending Partners LLC.

Forward-Looking Statements

This report contains statements that are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, information regarding our expectations, goals and intentions regarding the future, statements regarding the anticipated closing the Archstone Portfolio Acquisition, potential debt and equity financings to finance the Archstone Portfolio Acquisition, and the expected effect of the Archstone Portfolio Acquisition on the Company. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “plan,” “project,” “may,” “shall,” “will,” “outlook” and other similar expressions that predict or indicate future events and trends and which do not relate to historical matters. We cannot assure the future results or outcome of the matters described in these statements; rather, these statements merely reflect our current expectations of the approximate outcomes of the matters discussed. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. Some of the known risks, uncertainties and other factors include:

•                  We may fail to consummate the Archstone Portfolio Acquisition or may not consummate it on the terms described herein because we are unable to secure financing, we cannot assume the indebtedness we expect to assume in connection with the acquisition or otherwise;

•                  We and/or Equity Residential may fail to perform under the Purchase Agreement or may not perform on the terms prescribed;

•                  We may need to utilize cash on hand and debt financings, in order to close the Archstone Portfolio Acquisition, the sufficiency of which cannot be assured, or seek alternative sources of financing to close the Archstone Portfolio Acquisition, and such alternative sources of financing may not be available on favorable terms or at all;

•                  Assuming indebtedness in connection with the Archstone Portfolio Acquisition may have an adverse effect on our financial condition and results of operations;

•                  The intended benefits of the Archstone Portfolio Acquisition may not be realized, which could have a negative impact on the market price of our common stock after the Archstone Portfolio Acquisition.

•                  The governance provision of our joint ventures with Equity Residential could adversely affect our flexibility in dealing with such joint venture assets and liabilities.

•                  We expect to assume substantially all liabilities related to the Archstone Portfolio Acquisition, and may be responsible for liabilities that were not known when we entered into the Purchase Agreement.

•                  We intend to liquidate certain assets acquired in connection with the Archstone Portfolio Acquisition at, or shortly after, the expected closing of the Archstone Portfolio Acquisition, but we may be unable to achieve the expected proceeds of these acquisitions or may be unable to liquidate these assets at all.

•                  Our historical and pro forma condensed consolidated financial information may not be representative of our results as a combined company.

•                  Our qualification as a real estate investment trust, or a REIT, will depend in part on the nature of the assets and rights to income we acquire as part of the Archstone Portfolio Acquisition and joint ventures with Equity Residential.

•                  The Archstone Portfolio Acquisition will significantly increase the size of our real estate portfolio and related personnel and operating and financial needs, and we may not be successful in integrating the Archstone Portfolio into our business.

•                  Other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent current reports on Form 8-K and quarterly reports on Form 10-Q.

These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

 Item 2.02.  Results of Operations and Financial Condition.

The information set forth below in “Item 8.01 — Other Information” is incorporated herein by reference.

The information contained in this Item 2.02 shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in “Item 1.01 — Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth above in “Item 1.01 — Entry into a Material Definitive Agreement” is incorporated herein by reference.  The issuance by the Company of common stock constituting a portion of the total consideration pursuant to the Purchase Agreement will be made in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, or another applicable exemption.

Item 7.01. Regulation FD Disclosure.

On November 26, 2012, the Company issued a press release announcing the Archstone Portfolio Acquisition. A copy of the Company’s press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events

Financial Highlights and Outlook

Operating Results and Outlook. Between January 1, 2012, and September 30, 2012, our portfolio of established communities achieved an increase in NOI of 8.1% compared to the same period of 2011. Throughout 2012, apartment fundamentals have remained strong, driven by a combination of a decline in the homeownership rate, modest employment growth and limited supply of new multifamily rental product. For the nine months ended September 30, 2012, our established apartment communities achieved an increase in rental revenue of 6.0% as compared to the prior year period, primarily from an increase of 5.8% in average rental rates and a 0.2% improvement in economic occupancy, as we have historically defined that term. On October 24, 2012 we updated our guidance for full year 2012 earnings per share — diluted, or EPS, to be in the range of $4.47 and $4.52, and Funds from Operations — diluted, or FFO, to be in the range of $5.45 to $5.50. FFO is a non-GAAP financial measure. For a description of how we define FFO and a reconciliation of FFO to net income, please see ‘‘Reconciliation of Non-GAAP Financial Measures’’ beginning on page F-18 of this report.

On November 12, 2012, we issued a press release regarding the financial impact of Hurricane Sandy to us, in which we estimated the out-of-pocket costs to repair damages to be in the range of $5.0 to $7.0 million after considering insurance reimbursements. We now estimate that the aggregate out-of-pocket costs to repair damages associated with Hurricane Sandy will be in the range of $3.5 to $5.0 million, after considering insurance reimbursements. A portion of these out-of-pocket costs will be capitalized, such that we expect the impact of these costs on reported earnings to be between $1.0 and $1.5 million, with the majority of the costs expected to be incurred during the fourth quarter of 2012.

Current Operating Environment. We anticipate market fundamentals impacting our business to remain favorable for the remainder of 2012 and into 2013. Our expectations are based in part on our outlook for employment conditions, where we anticipate moderate but accelerated job and population growth, particularly in the age groups that have historically demonstrated a higher propensity to rent. Our assessment of our portfolio’s potential performance for 2013 also considers the individual demand/supply characteristics of each submarket in which we operate. Over the past several years supply within the majority of our markets has been below long-term trend levels, although it is expected to increase closer to long-term levels over the next several years. We anticipate that the properties we expect to acquire as part of the Archstone Portfolio Acquisition will show operating trends in line with our established communities.

Acquisition Capitalization Rate. As part of our due diligence process, we analyzed the anticipated capitalization rate we expect to derive from the Archstone Portfolio Acquisition. We define capitalization rate as NOI as a percentage of the purchase price after making adjustments to historical NOI to reflect anticipated growth in rental rates, as well as reserves for capital expenditures, property management fees, and other market conventions to estimate future stabilized NOI. We believe that the weighted average capitalization rate for the combined Archstone portfolio, including properties to be acquired both by us and by Equity Residential, is in the high 4% range. Our definition of NOI and calculation of the capitalization rate may not be comparable with those of other REITs because of differences in accounting policies, forward adjustments to historical NOI, assumed property management fees, reserves and other items. We also caution you not to place undue reliance on our estimates of NOI to be generated by the apartment communities we expect to acquire as part of the Archstone Portfolio Acquisition, because such estimates are based principally on data made available to us in the acquisition diligence process, combined with our experience in operating our own comparable apartment communities. Actual results could differ materially from expectations, as discussed in ‘‘Forward-Looking Statements’’ in this report.

Pro Forma Impact of the Archstone Portfolio Acquisition. The following table presents our EPS and FFO per share for the year ended December 31, 2011 and the nine months ended September 30, 2012, on a historical basis and pro forma for the Archstone Portfolio Acquisition:

	For the Year ended 12/31/11		For the Nine Months Ended 9/30/12
	Historical	Pro Forma	Historical	Pro forma
EPS	$4.87	$2.11	$3.13	$2.74
FFO per share	$4.57	$5.04	$4.05	$4.34

The pro forma adjustments assume that the Archstone Portfolio Acquisition occurred on January 1, 2011, and reflect management’s estimates of costs that would have been incurred during the respective periods for property management and additional general and administrative expenses for the Archstone Portfolio Acquisition. Assuming that the Archstone Portfolio Acquisition closed on January 1, 2011, and excluding one-time transaction costs, the transaction would have been approximately 7% accretive to our FFO per share for the nine months ended September 30, 2012. The actual impact of the Archstone Portfolio Acquisition in future periods will be affected by the timing of the transaction’s closing, as well as the amount and timing of one-time transaction costs. We currently anticipate that we will incur $153.8 million in expensed transaction costs related to the Archstone Portfolio Acquisition. We caution you not to place undue reliance on pro forma performance metrics because the contribution to EPS and FFO per share from the apartment communities we expect to acquire as part of the Archstone Portfolio Acquisition will depend on a number of factors that we cannot predict with certainty. Our actual experience operating the apartment communities we expect to acquire as part of the Archstone Portfolio Acquisition, following the closing of the transaction, including rental rates, economic occupancy, operating and capital expenditures and other items, may change our expectations with respect to the impact of the transaction on our EPS and FFO per share.

Dividend Outlook. Based on our estimates for our existing apartment communities and our expectations for apartment communities we anticipate acquiring as part of the Archstone Portfolio Acquisition, we expect to increase our common stock dividend for the first quarter of 2013, by a range of between 8% and 12% as compared to the dividend we previously declared and announced for the fourth quarter of 2012. This increase is supported by our current operating platform and recent operating trends, the expectation for continued favorable apartment fundamentals in 2013 and the contribution from apartment communities we expect to acquire as part of the Archstone Portfolio Acquisition. The payment of any dividend, however, is subject to the approval of our board of directors and there can be no assurance that economic conditions generally and/or their impact on our operating results and payout ratio will not lead us to change our expectation.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements. The following is required financial information relating to the Archstone Portfolio:

ARCHSTONE PORTFOLIO

Independent Auditors’ Report	F-1
Combined Statements of Revenue and Certain Expenses for the Nine Months Ended September 30, 2012 (unaudited) and for the Year Ended December 31, 2011	F-2
Notes to Combined Statements of Revenue and Certain Expenses	F-3

(b) Pro Forma Financial Information.

ARCHSTONE PORTFOLIO

Unaudited Pro Forma Condensed Consolidated Financial Statements	F-5
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 2012	F-7
Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2012 and for the Year Ended December 31, 2011	F-8
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-10
Reconciliation of Non-GAAP Financial Measures	F-14

(d) Exhibits.

The Exhibit Index appearing immediately after the signature page of this Form 8-K is incorporated herein by reference.

INDEPENDENT AUDITORS’ REPORT

The Partners

Archstone Enterprise LP:

We have audited the accompanying combined statement of revenue and certain expenses of the Archstone Portfolio (the “Properties”) for the year ended December 31, 2011. This combined financial statement is the responsibility of the management of Archstone Enterprise LP. Our responsibility is to express an opinion on the combined financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for the inclusion in Form 8-K of AvalonBay Communities, Inc., as described in Note 1 to the combined financial statement. It is not intended to be a complete presentation of the Properties’ revenue and expenses.

In our opinion, the combined statement of revenue and certain expenses referred to above presents fairly, in all material respects, the combined revenue and certain expenses, as described in Note 1, of the Properties for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Denver, Colorado

November 26, 2012

ARCHSTONE PORTFOLIO

Combined Statements of Revenue and Certain Expenses

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
	(unaudited)
Revenue
Rental revenue	$282,051,298	$331,043,138
Other revenue	64,729,294	78,499,077
Total revenue	346,780,592	409,542,215
Certain expenses
Operating	39,748,154	46,181,145
Utilities	15,796,861	19,911,736
Maintenance	5,087,823	6,363,345
Real estate taxes and insurance	48,132,141	50,348,082
Ground lease	1,413,844	1,740,947
Management fees	9,233,591	10,523,146
Total certain expenses	119,412,414	135,068,401
Revenue in excess of certain expenses	$227,368,178	$274,473,814

See accompanying notes.

ARCHSTONE PORTFOLIO

Combined Statements of Revenue and Certain Expenses

1. Basis of Presentation

The accompanying combined statements of revenue and certain expenses (the “Statements”) include the operations of a portfolio of 68 properties throughout the United States (the “Properties”), collectively containing 22,167 apartment homes, which have been combined for purposes of the Statements as each of the Properties are expected to be acquired from the same seller. On November 26, 2012, an announcement was made describing the signing of a purchase and sale agreement and the expected sale of the Properties to AvalonBay Communities, Inc., (“AVB”), a Maryland corporation. The specific properties and terms of the sale are outlined in the Asset Purchase Agreement made as of November 26, 2012.

The Statements have been prepared for the purpose of complying with the provisions of Rule 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”). The Statements include the combined historical revenue and certain expenses of the Properties, exclusive of items which may not be comparable to the proposed future operations of the Properties. Material amounts that would not be directly attributable to future operating results of the Properties are excluded, and the Statements are not intended to be a complete presentation of the Properties’ revenue and expenses. Items excluded consist of depreciation and amortization, interest expense and income taxes.

The unaudited interim Statement for the nine months ended September 30, 2012 was prepared on the same basis as the Statement for the year ended December 31, 2011 and reflects all adjustments (consisting of only normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of the combined revenue and certain expenses for the period presented. The combined revenue and certain expenses for the nine months ended September 30, 2012 are not necessarily indicative of the expected results for the entire fiscal year ending December 31, 2012.

The Statements also include 100% of the revenue and certain expenses of properties in which the seller has a direct or indirect ownership interest of less than 100%.

2. Summary of Significant Accounting Policies

Basis of Accounting

The Statements are prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP).

Estimates

The preparation of the Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of combined revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue Recognition

The Properties generally lease apartment units under operating leases with terms of one year or less. Rental income related to apartment leases is recognized on a straight-line basis, which is not materially different than if it were recorded when due from residents and recognized monthly as it was earned.

Utility reimbursements from residents are recorded on a gross basis and included in other revenue in the accompanying Statements.

Certain properties are subject to residential master leases (“Master Leases”) entered into with a third-party operator in 2005 and have seven-year terms, expiring July 2012, subject to the counterparty’s right to terminate individual leases under certain circumstances. Upon termination of each lease certain lease transition provisions will apply. In July 2012, the Properties entered into agreements with the third party operator to extend four of the master leases for an additional five years to July 31, 2017. Each of the master leases is cancellable by either party after two years; provided that the Properties also have the right to sell the communities subject to the master lease at any time, without penalty, which will cause the master lease to terminate 90 days after the sale. In 2012 (unaudited), an affiliate of the Properties assumed management of four of the communities for which master leases were not extended. After giving effect to the new lease terms and considering only the four extended leases, the estimated aggregate annual contractual base rent due under the remaining leases is $6.4 million (unaudited) for the period from October 1, 2012 to December 31, 2012, $25.7 million (unaudited) for each of 2013-2016, and $15.0 million (unaudited) for 2017. The base rent is subject to annual adjustments on January 1 of each year generally equal to the percentage change in the average same store net operating income (“NOI”) for certain other specified properties managed by an affiliate of the Properties. Rental income related to these leases is recognized in the period earned over the lease term in accordance with FASB ASC 840, Leases.

Repairs and Maintenance

Repairs and maintenance costs are expensed as incurred, while significant improvements, renovations and replacements are capitalized.

Advertising Costs

All advertising costs are expensed as incurred and included as operating expenses in the accompanying Statements. For the nine-month period ending September 30, 2012 (unaudited) and the year ended December 31, 2011, advertising expenses were approximately $2,338,000 and $2,754,000, respectively.

3. Related Party Transactions

An affiliate of the Properties performed the property management function and charged the Properties total management fees in the amounts of approximately $584,000 and $22,000 for the nine-month period ending September 30, 2012 (unaudited) and the year ended December 31, 2011, respectively, which are included in management fees in the accompanying Statements.

An affiliate of the Properties incurred costs to manage the Properties and allocated a proportionate share of the costs to the Properties based on a percentage of revenue in the amounts of $8,649,237 and $10,501,057 for the nine-month period ending September 30, 2012 (unaudited) and the year ended December 31, 2011, respectively, and such amounts are included in management fees in the accompanying Statements.

An affiliate of the Properties allocated insurance expense under a master policy to the Properties and various affiliated properties. Insurance expense was $7,666,047 and $10,175,535 for the nine months ended September 30, 2012 (unaudited) and the year ended December 31, 2011, respectively, and such amounts are included in real estate taxes and insurance in the accompanying Statements.

4. Ground Leases

Two of the Properties are subject to a non-cancelable ground lease in effect as of December 31, 2011. The effective minimum annual payments, excluding contingent rent based on a percentage of gross income, are as follows:

Year	Amount
2012	$42,000
2013	42,000
2014	42,000
2015	42,000
2016	42,000
Thereafter	1,844,500
Total	$2,054,500

AVALONBAY COMMUNITIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and For the Nine Months Ended September 30, 2012 and

For the Year Ended December 31, 2011

On November 26, 2012, AvalonBay Communities, Inc. (the “Company”) entered into an asset purchase agreement (the “Purchase Agreement”) with (i) Equity Residential and its operating partnership, ERP Operating Partnership LP (collectively “EQR”), (ii) Lehman Brothers Holdings Inc. and certain of its affiliates (“Lehman”) and (iii) Archstone Enterprise LP (“Archstone”) pursuant to which the Company and EQR will acquire, directly or indirectly, all of the assets and entities owned by, and certain liabilities of, Archstone (the “Acquisition”). Pursuant to the Purchase Agreement and a separate agreement between the Company and EQR, the Company’s portion of consideration for the Acquisition is as follows: (i) 14,889,706 shares of the Company’s common stock, (ii) $669.0 million in cash from the Company, (iii) assumption of indebtedness with a principal amount of $3.7 billion and a fair value of approximately $3.9 billion, (iv) an obligation to pay, when presented for redemption, approximately $132.2 million in respect of the liquidation value and accrued dividends on outstanding Archstone preferred units and (v) 40% of certain other Archstone liabilities. Through the Acquisition, the Company expects to acquire a full or partial ownership interest in a portfolio of properties (the “Archstone Portfolio”), consisting of 68 operating apartment communities, containing 22,167 apartment homes, seven development properties and three land holdings. The remaining assets and liabilities of Archstone that are not acquired or assumed directly or indirectly by either the Company or EQR will be acquired through one or more joint ventures to be formed between the Company and EQR. In addition, the Company anticipates incurring approximately $241.8 million in transaction costs and costs associated with funding the Acquisition.

The Acquisition, including transaction and funding related costs, is expected to be funded through:

•                  approximately $1.8 billion of net proceeds from this offering;

•                  the assumption, by the Company, of indebtedness with a fair value of approximately $3.9 billion (as of September 30, 2012) of which the Company anticipates repaying $953 million; and

•                  the issuance, by the Company, of 14,889,706 shares of the Company’s common stock, par value $0.01 per share.

The accompanying unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company is presented as if the Acquisition had occurred on September 30, 2012. The accompanying unaudited Pro Forma Condensed Consolidated Statements of Operations for the nine months ended September 30, 2012 and the year ended December 31, 2011 are presented as if the Acquisition had occurred on January 1, 2011.

The Acquisition will be accounted for using the acquisition method of accounting. The total consideration will be allocated to the assets ultimately acquired and the liabilities ultimately assumed at their respective fair values. The allocations of the purchase price reflected in these unaudited Pro Forma Condensed Consolidated Financial Statements have not been finalized and are based upon preliminary estimates of fair values, which is the best available information at the current time. The final determination of the fair values of these assets and liabilities, which cannot be made prior to the completion of the Acquisition, will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date the transaction is completed. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the accompanying unaudited Pro Forma Condensed Consolidated Financial Statements and could result in a material change in depreciation and amortization of tangible and intangible assets and liabilities. Additionally, proceeds assumed to satisfy our purchase obligation are predicated on anticipated issuances of equity securities and debt by the Company. There can be no assurance that such transactions will occur on the terms estimated or at all.

These unaudited Pro Forma Condensed Consolidated Financial Statements are prepared for informational purposes only, and are based on assumptions and estimates considered appropriate by the Company’s management. However, they are not necessarily indicative of what the Company’s consolidated financial condition or results of operations actually would have been assuming the Acquisition had occurred as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods. The final valuation of assets and liabilities, allocation of the purchase price, timing of completion of the Acquisition and other changes to the Archstone Portfolio’s tangible and intangible assets and liabilities that occur prior to completion of the Acquisition, as well as the ability to obtain loan servicer consents or satisfy other closing conditions, could cause material differences in the information presented.

These unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company’s historical consolidated financial statements reported on Form 10-Q for the nine months ended September 30, 2012 and Form 10-K for the year ended December 31, 2011, as included in the Company’s previous filings with the Securities and Exchange Commission.

AVALONBAY COMMUNITIES, INC

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2012

(Unaudited)

(Dollars in thousands)

	Historical 9-30-12	Acquisition of Archstone Portfolio		Pro Forma Adjustments		Pro Forma 9-30-12
	(A)	(B)
ASSETS
Real estate:
Net real estate investments	$7,878,648	$6,498,942	(C)	$—		$14,377,590
Cash and cash equivalents	664,133	(1,807,915	)(K)	1,807,915	(K)	664,133
Cash in escrow	49,851	—		—		49,851
Investments in unconsolidated real estate entities	139,405	36,107	(C),(D)	—		175,512
Deferred financing costs, net	33,557	32,100	(F)	—		65,657
Other assets	202,972	68,665	(E)	—		271,637
Total assets	$8,968,566	$4,827,899		$1,807,915		$15,604,380
LIABILITIES AND EQUITY
Unsecured notes, net	$1,899,208	$—		$—		$1,899,208
Variable rate unsecured credit facility	—	—		—		—
Mortgage notes payable	1,908,872	2,949,317	(F)	—		4,858,189
Accrued expenses and other liabilities	432,408	118,477	(G)	—		550,885
Total liabilities	4,240,488	3,067,794		—		7,308,282
Redeemable noncontrolling interests	7,203	—		—		7,203
Equity:
Preferred stock, $0.01 par value; $25 liquidation preference	—	—		—		—
Common stock, $0.01 par value	977	149	(H)	145	(J)	1,271
Additional paid-in capital	4,980,937	1,913,774	(H)	1,807,770	(J)	8,702,481
Accumulated earnings less dividends	(153,811)	(153,818	)(I)	—		(307,629)
Accumulated other comprehensive loss	(110,787)	—		—		(110,787)
Total stockholders’ equity	4,717,316	1,760,105		1,807,915		8,285,336
Noncontrolling interests	3,559	—		—		3,559
Total equity	4,720,875	1,760,105		1,807,915		8,288,895
Total liabilities and equity	$8,968,566	$4,827,899		$1,807,915		$15,604,380

See accompanying notes to unaudited Pro Forma Condensed Consolidated Financial Statements.

AVALONBAY COMMUNITIES, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2012

(Unaudited)

(Dollars in thousands, except per share data)

	Historical 9-30-12	Acquisition of Archstone Portfolio		Pro Forma Adjustments		Pro Forma 9-30-12
	(AA)	(BB)
Revenue:
Rental and other income	$773,424	$346,781		$(22,070	)(CC)	$1,098,135
Management, development and other fees	7,852	—		—		7,852
Total revenue	781,276	346,781		(22,070)		1,105,987
Expenses:
Operating expenses	280,477	119,412		(10,349	)(CC)	389,540
Interest expense, net	100,804	—		57,139	(DD)	157,943
Loss on extinguishment of debt, net	1,179	—		—		1,179
Depreciation expense	193,434	—		106,206	(EE)	299,640
General and administrative expense	26,398	—		1,605	(FF)	28,003
Impairment loss — land holdings	—	—		—		—
Total expenses	602,292	119,412		154,601		876,305
Equity in income (loss) of unconsolidated entities	9,801	—		(7,273	)(CC)	2,528
Gain on sale of land	280	—		—		280
Gain on acquisition of unconsolidated real estate entity	14,194	—		—		14,194
Income from continuing operations	203,259	227,369		(183,944)		246,684
Net income attributable to noncontrolling interests	334	—		—		334
Net income from continuing operations attributable to common stockholders	$203,593	$227,369		$(183,944)		$247,018
Earnings per common share — basic (from continuing operations)	$2.12					$1.97
Earnings per common share — diluted (from continuing operations)	$2.11					$1.96
Weighted Average Shares — Basic	95,742,676	14,889,706	(H)	14,500,000	(J)	125,132,382
Weighted Average Shares — Diluted	96,401,558	14,889,706	(H)	14,500,000	(J)	125,791,264

See accompanying notes to unaudited Pro Forma Condensed Consolidated Financial Statements.

AVALONBAY COMMUNITIES, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2011

(Unaudited)

(Dollars in thousands, except per share data)

Revenue:	Historical 12-31-11	Acquisition of Archstone Portfolio		Pro Forma Adjustments		Pro Forma 12-31-11
	(AA)	(BB)
Rental and other income	$959,055	$409,542		$(8,333	)(CC)	$1,360,264
Management, development and other fees	9,656	—		—		9,656
Total revenue	968,711	409,542		(8,333)		1,369,920
Expenses:
Operating expenses	361,401	135,068		(3,483	)(CC)	492,986
Interest expense, net	168,179	—		73,260	(DD)	241,439
Loss on extinguishment of debt, net	1,940	—		—		1,940
Depreciation expense	246,666	—		374,940	(EE)	621,606
General and administrative expense	29,371	—		2,140	(FF)	31,511
Impairment loss — land holdings	14,052	—		—		14,052
Total expenses	821,609	135,068		446,857		1,403,534
Equity in income (loss) of unconsolidated entities	5,120	—		(7,064	)(CC)	(1,944)
Gain on sale of land	13,716	—		—		13,716
Gain on acquisition of unconsolidated real estate entity	—	—		—		—
Income from continuing operations	165,938	274,474		(462,254)		(21,842)
Net income attributable to noncontrolling interests	252	—		—		252
Net income from continuing operations attributable to common stockholders	$166,190	$274,474		$(462,254)		$(21,590)
Earnings per common share — basic (from continuing operations)	$1.84					$(0.18)
Earnings per common share — diluted (from continuing operations)	$1.84					$(0.18)
Weighted Average Shares — Basic	89,922,465	14,889,706	(H)	14,500,000	(J)	119,312,171
Weighted Average Shares — Diluted	90,777,462	14,889,706	(H)	14,500,000	(J)	120,167,168

See accompanying notes to unaudited Pro Forma Condensed Consolidated Financial Statements.

AVALONBAY COMMUNITIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.  Basis of Pro Forma Presentation

AvalonBay Communities, Inc. (the “Company,” which term, unless the context otherwise requires, refers to AvalonBay Communities, Inc. together with its consolidated subsidiaries), is a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986 (the “Code”). The Company focuses on the development, acquisition, ownership and operation of apartment communities in high barrier to entry markets of the United States. These markets are located in the New England, Metro New York/New Jersey, Mid-Atlantic, Pacific Northwest, and Northern and Southern California regions of the country.

On November 26, 2012, the Company entered into an asset purchase agreement (the “Purchase Agreement”) with (i) Equity Residential and its operating partnership, ERP Operating Partnership LP (collectively “EQR”), (ii) Lehman Brothers Holdings Inc. and certain of its affiliates (“Lehman”) and (iii) Archstone Enterprise LP (“Archstone”) pursuant to which the Company and EQR will acquire, directly or indirectly, all of the assets and entities owned by, and certain liabilities of, Archstone (the “Acquisition”). Pursuant to the Purchase Agreement and separate agreement between the Company and EQR, the Company’s portion of consideration of the Acquisition is as follows: (i) 14,889,706 shares of the Company’s common stock, (ii) $669.0 million in cash from the Company, (iii) assumption of indebtedness with a principal amount of $3.7 billion and a fair value of approximately $3.9 billion, (iv) an obligation to pay, when presented for redemption, approximately $132.2 million in respect of the liquidation value and accrued dividends on outstanding Archstone preferred units and (v) 40% of certain other Archstone liabilities. Through the Acquisition, the Company expects to acquire a full or partial ownership interest in a portfolio of properties (the “Archstone Portfolio”), consisting of 68 operating apartment communities, containing 22,167 apartment homes, seven development properties and three land holdings. The remaining assets and liabilities of Archstone that are not acquired or assumed directly or indirectly by either the Company or EQR will be acquired through one or more joint ventures to be formed between the Company and EQR. In addition, the Company anticipates incurring approximately $241.8 million in transaction costs and costs associated with funding the Acquisition.

The Acquisition, including transaction and funding related costs, is expected to be funded through:

•                  approximately $1.8 billion of net proceeds from this offering;

•                  the assumption, by the Company, of indebtedness with a fair value of approximately $3.9 billion (as of September 30, 2012) of which the Company anticipates repaying $953 million; and

•                  the issuance, by the Company, of 14,889,706 shares of the Company’s common stock, par value $0.01 per share.

2.  Adjustments to unaudited Pro Forma Condensed Consolidated Balance Sheet

(A)                               Represents the historical condensed consolidated balance sheet of the Company as of September 30, 2012, as contained in the unaudited historical condensed consolidated financial statements and notes thereto filed on Form 10-Q.

(B)                               Represents adjustments related to the Acquisition, which is expected to close in the first quarter of 2013. The preliminary estimated fair value of assets to be received and consideration to be given is as follows (dollars in thousands, except per share data):

Preliminary estimated fair value of real estate assets	$6,498,942
Preliminary estimated fair value of real estate assets held in unconsolidated joint ventures, at share	410,112
Total preliminary estimated fair value of real estate assets	$6,909,054
Equity to be issued (14,889,706 shares at $128.54 per share)(1)	$1,913,923
Cash to be paid	669,000
Repayment of debt	952,997
Assumption of debt(2)	2,949,317
Assumption of unconsolidated joint venture debt, at share(2)	241,829
Assumption of Archstone perferred equity(3)	132,176
Assumption of other net liabilities	49,812
Total consideration to be given	$6,909,054

(1)                                 Estimated issuance price per share is based on the closing price of the Company’s common stock on the New York Stock Exchange (“NYSE”) on November 23, 2012. Purchase price will be adjusted based on the share price of the Company’s common stock at closing, consistent with the requirements of ASC 805, Business Combinations.

(2)                                 Includes mark-to-market adjustments to reflect fair value of $194.0 million for consolidated debt and $3.5 million for unconsolidated debt (at share).

(3)                                 Obligation related to Archstone preferred equity holders assumed though joint venture with EQR as discussed below.

The Company intends to account for the Acquisition under the acquisition method of accounting and recognize the estimated fair value of acquired assets and assumed liabilities on the date of acquisition. The fair values of these assets and liabilities have been preliminarily determined in accordance with Accounting Standards Codification (“ASC”) section 820-10, Fair Value Measurements. A final determination of the fair values of the assets acquired and liabilities assumed in connection with the Acquisition, which cannot be made prior to the completion of the Acquisition, will be based on the actual valuation of the tangible and intangible assets and liabilities that exist as of the date of completion of the Acquisition.

(C)                               The Company’s preliminary purchase price allocations based on estimated fair value to real estate assets are as follows (dollars in thousands):

Land	$1,860,518
Buildings and improvements	3,985,070
FF&E	61,403
Construction-in-progress, including land and land held for development	358,619
In-place lease intangibles	233,332
Total consolidated	6,498,942
Unconsolidated interests in joint ventures	410,112
Total	$6,909,054

(D)                               Represents the expected acquisition of (i) a 28.6% interest in a joint venture that owns nine apartment communities; (ii) a 26.1% interest in a joint venture that owns one apartment community; (iii) a 21.6% interest in a joint venture that owns one development community; and (iv) joint ventures expected to be formed with EQR to acquire those remaining assets and liabilities of Archstone that are not acquired or assumed directly by either the Company or EQR. The Company anticipates that each of these joint ventures will be unconsolidated subsequent to the Acquisition.

The Company is still in the process of negotiating the terms and conditions of its joint venture arrangements with EQR, which will hold assets that we will jointly manage, sell to third parties and/or subsequently transfer to EQR or to the Company. The Company expects that the structure of these arrangements will result in an approximate 40% ownership in such joint ventures. The preliminary estimated fair value of each of these joint ventures is as follows (dollars in thousands):

		Estimated Fair Value
	Ownership %	Real Estate	Debt	Other		Net (at Share)
Interest in JV	28.6%	$175,832	$(105,532)	$—		$70,300
Interest in JV	26.1%	26,937	(4,674)	—		22,263
Interest in JV	21.6%	5,893	(1,568)	—		4,325
Interest in JVs with EQR	TBD	201,450	(130,055)	(132,176	)(1)	(60,781)
		$410,112	$(241,829)	$(132,176)		$36,107

(1)                                 Under the terms of the Purchase Agreement, the Company and EQR have agreed to redeem the outstanding preferred equity obligations of Archstone pursuant to the terms of those obligations when presented for redemption. The Company anticipates that these obligations will be apportioned approximately 40% to the Company through a joint venture arrangement with EQR. As of September 30, 2012, our portion of the total amount due upon redemption of the preferred equity obligations, which includes the par value of the preferred obligations plus any accrued dividends, is approximately $132.2 million. Therefore, we have included this obligation in the overall valuation of the net assets (liabilities) to be acquired through joint venture arrangements with EQR. In addition, we have included an estimate of preferred dividends to be paid in determining the pro forma adjustment for equity in income (loss) for unconsolidated joint ventures in (CC) below.

(E)                                Represents the preliminary estimated fair value of non-real estate assets anticipated to be acquired in the Acquisition, including accounts receivable, prepaid expenses and escrows associated with assumed debt.

(F)                                 Represents the debt that the Company expects to assume of approximately $2.75 billion as of September 30, 2012 with an annual weighted average interest rate of approximately 4.9% and a weighted average maturity of approximately 9.1 years. This debt is collateralized by the respective real estate assets.

The estimated fair value of the debt assumed is approximately $2.95 billion. The difference between the stated mortgage loan amounts and their fair value will be amortized as a reduction of interest expense over the terms of the respective loans. In connection with the assumption of mortgage loans, the Company expects to incur approximately $32.1 million of assumption and loan substitution costs.

(G)                               Represents the preliminary estimated fair value of other liabilities anticipated to be assumed in the Acquisition, including accounts payable, accrued expenses and accrued interest associated with debt assumed.

(H)                              Represents the private placement of 14,889,706 shares of common stock. The fair market value of the shares will be determined at issuance, net of issuance costs. The estimated issuance price per share below is based on the closing price of the Company’s common stock on the NYSE on November 23, 2012. The shares of common stock expected to be issued upon closing of the Acquisition are valued as follows (dollars in thousands, except per share data):

Number of shares issued	14,889,706
Estimated issuance price, per share	$128.54
Gross value of shares issued	$1,913,923

If the price per share of the Company’s common stock were to increase by 5% or decrease by 5%, the value of the shares issued would increase by $95.7 million or decrease by $95.7 million, respectively.

(I)                                   Represents estimated transaction costs expected to be incurred for the Acquisition of approximately $153.8 million, consisting primarily of transfer taxes, legal and other professional fees and separation costs. Amounts exclude costs related to equity or debt financing, as disclosed elsewhere in these unaudited Pro Forma Condensed Consolidated Financial Statements.

(J)                                   Represents the estimated net proceeds from the issuance of approximately 14,500,000 shares of the Company’s common stock based on $128.54 per share in this offering, net of expected issuance costs of approximately $55.9 million. The estimated price per share is equal to the closing price of the Company’s common stock on the NYSE on November 23, 2012.

(K)                              Represents the net cash activity for the Acquisition, as funded with the proceeds from this offering.

2.  Adjustments to unaudited Pro Forma Condensed Consolidated Statements of Operations

(AA)                      Represents the historical consolidated statements of operations of the Company for the nine months ended September 30, 2012 (unaudited) and for the year ended December 31, 2011 as contained in the historical consolidated financial statements included in previous filings with the Securities and Exchange Commission. Amounts exclude the historical operations for discontinued operations (primarily real estate asset sales) as previously reported and only reflect those amounts through continuing operations.

(BB)                      Represents the historical combined statements of revenue and certain expenses for the Archstone Portfolio for the nine months ended September 30, 2012 (unaudited) and the year ended December 31, 2011.

(CC)                      Represents the portion of the Archstone Portfolio that the Company anticipates acquiring through interests in unconsolidated joint ventures. The Pro Forma Adjustment for each period also includes the Company’s anticipated pro rata share of interest expense on assumed debt and depreciation expense, based on the preliminary estimated fair values of the underlying real estate.

The breakdown of equity in income (loss) for unconsolidated joint ventures is as follows (at pro rata share) (dollars in thousands):

	Nine Months 9-30-12	Year Ended 12-31-11
Revenues	$14,914	$11,058
Operating expenses	(7,284)	(5,095)
Depreciation expense	(5,924)	(4,019)
Interest expense	(4,930)	(3,610)
Preferred distributions	(4,049)	(5,398)
	$(7,273)	$(7,064)

(DD)                      Represents estimated interest expense for each period as follows (dollars in thousands):

	Nine Months 9-30-12	Year Ended 12-31-11
Interest expense on assumed debt	$95,061	$123,823
Amortization of assumed debt mark-to-market	(41,879)	(55,839)
Amortization of debt assumption and loan substitution costs	3,957	5,276
	$57,139	$73,260

(EE)                        Represents the estimated depreciation expense related to acquired real estate and the estimated amortization expense related to intangible assets for in-place leases, as follows (dollars in thousands):

	Useful Lives (Yrs)	Nine Months 9-30-12	Year Ended 12-31-11
Land	N/A	$—	$—
Buildings and improvements	30	99,627	132,836
FF&E	7	6,579	8,772
In-place lease intangibles	1	—	233,332
		$106,206	$374,940

(FF)                          Represents incremental costs that the Company expects to incur on an on-going basis as a result of the Acquisition. These incremental amounts relate primarily to corporate support functions. These estimates should be reviewed in conjunction with the Combined Statements of Revenue and Certain Expenses as included elsewhere in this report, where the historical management fees incurred by the Archstone Portfolio are disclosed.

AVALONBAY COMMUNITIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

Funds from Operations Attributable to Common Stockholders (“FFO”)

FFO is considered by the Company to be an appropriate supplemental measure of its operating and financial performance. In calculating FFO, the Company excludes gains or losses related to dispositions of previously depreciated property and excludes real estate depreciation, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. FFO can help one compare the operating performance of a real estate company between periods or as compared to different companies. The Company believes that in order to understand its operating results, FFO should be examined with net income as presented in our unaudited Pro Forma Condensed Consolidated Financial Statements.

Consistent with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts® (“NAREIT”), the Company calculates FFO as net income or loss computed in accordance with GAAP, adjusted for:

•                  gains or losses on sales of previously depreciated operating communities;

•                  extraordinary gains or losses (as defined by GAAP);

•                  cumulative effect of change in accounting principle;

•                  impairment write-downs of depreciable real estate assets;

•                  write-downs of investments in affiliates due to a decrease in the value of depreciable real estate assets held by those affiliates;

•                  depreciation of real estate assets; and

•                  adjustments for unconsolidated partnerships and joint ventures.

FFO does not represent net income attributable to common stockholders in accordance with GAAP, and therefore it should not be considered an alternative to net income, which remains the primary measure of performance. In addition, FFO as calculated by other REITs may not be comparable to the Company’s calculation of FFO.

The following is a reconciliation of pro forma net income attributable to common stockholders to pro forma FFO for the nine months ended September 30, 2012 and the year ended December 31, 2011 (all unaudited, dollars in thousands, except per share data):

	For the nine months ended September 30, 2012			For the year ended December 31, 2011
	Company Historical	Archstone Acquisition/ Pro Forma	Company Pro Forma	Company Historical	Archstone Acquisition/ Pro Forma	Company Pro Forma
Net income from continuing operations attributable to common stockholders	$203,593	$43,425	$247,018	$166,190	$(187,780)	$(21,590)
Discontinued operations	97,919	—	97,919	275,432	—	275,432
Net income attributable to common stockholders	301,512	43,425	344,937	441,622	(187,780)	253,842
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	199,593	112,130	311,723	256,986	378,959	635,945
Distributions to noncontrolling interests, including discontinued operations	21	—	21	27	—	27
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(1,471)	—	(1,471)	(3,063)	—	(3,063)
Gain on sale of operating communities	(95,049)	—	(95,049)	(281,090)	—	(281,090)
Gain on acquisition of unconsolidated real estate entity	(14,194)	—	(14,194)	—	—	—
FFO attributable to common stockholders	$390,412	$155,555	$545,967	$414,482	$191,179	$605,661
Weighted average common shares outstanding — diluted	96,401,558	29,389,706	125,791,264	90,777,462	29,389,706	120,167,168
EPS per common share — diluted	$3.13		$2.74	$4.87		$2.11
FFO per common share — diluted	$4.05		$4.34	$4.57		$5.04

FFO also does not represent cash generated from operating activities in accordance with GAAP, and therefore should not be considered an alternative to net cash flows from operating activities, as determined by GAAP, as a measure of liquidity. Additionally, it is not necessarily indicative of cash available to fund cash needs. The FFO information presented above should be read in conjunction with the Company’s historical statements of cash flows and discussion of liquidity and capital resources as reported on Form 10-Q for the nine months ended September 30, 2012 and Form 10-K for the year ended December 31, 2011, as included in the Company’s previous filings with the Securities and Exchange Commission.

Net Operating Income (“NOI”)

NOI is considered by the Company to be an important and appropriate supplemental performance measure to net income because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level or financing-related costs. NOI reflects the operating performance of a community and allows for an easy comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impacts to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or group of assets. We define NOI as total property revenue less direct property operating expenses, including property taxes, and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations.

NOI does not represent cash generated from operating activities in accordance with GAAP. Therefore, NOI should not be considered an alternative to net income as an indication of our performance. NOI should also not be considered an alternative to net cash flow from operating activities, as determined by GAAP, as a measure of liquidity, nor is NOI indicative of cash available to fund cash needs. Reconciliations of pro forma NOI for the nine months ended September 30, 2012 and the year ended December 31, 2011 to pro forma net income for each period are as follows (all unaudited, dollars in thousands):

	For the nine months ended September 30, 2012			For the year ended December 31, 2011
	Company Historical	Archstone Acquisition/ Pro Forma	Company Pro Forma	Company Historical	Archstone Acquisition/ Pro Forma	Company Pro Forma
Income from continuing operations	$203,259	$43,425	$246,684	$165,938	$(187,780)	$(21,842)
Discontinued operations	97,919	—	97,919	275,432	—	275,432
Net income	301,178	43,425	344,603	441,370	(187,780)	253,590
Indirect operating expenses, net of corporate income	24,049	—	24,049	30,550	—	30,550
Investment and investment management expense	4,526	—	4,526	5,126	—	5,126
Expensed development and other pursuit costs	1,749	—	1,749	2,967	—	2,967
Interest expense, net	100,804	57,139	157,943	168,179	73,260	241,439
Loss on extinguishment of debt, net	1,179	—	1,179	1,940	—	1,940
General and administrative expense	26,398	1,605	28,003	29,371	2,140	31,511
Equity in income of unconsolidated entities	(9,801)	7,273	(2,528)	(5,120)	7,064	1,944
Depreciation expense	193,434	106,206	299,640	246,666	374,940	621,606
Impairment loss — land holdings	—	—	—	14,052	—	14,052
Gain on sale of real estate assets	(95,329)	—	(95,329)	(294,806)	—	(294,806)
Income from discontinued operations	(2,870)	—	(2,870)	5,658	—	5,658
Gain on acquisition of unconsolidated entity	(14,194)	—	(14,194)	—	—	—
Net operating income	$531,123	$215,648	$746,771	$645,953	$269,624	$915,577

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

EBITDA is defined as net income attributable to common stock holders before interest income and expense (including gain or loss on extinguishment of debt), income taxes, depreciation and amortization from both continuing and discontinued operations. Management generally considers EBITDA to be an appropriate supplemental measure to net income of our operating performance because it helps investors to understand our ability to incur and service debt and to make capital expenditures. EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies. Reconciliations of pro forma EBITDA for the nine months ended September 30, 2012 and the year ended December 31, 2011 to pro forma net income from continuing operations attributable to common stockholders for each period are as follows (all unaudited, dollars in thousands):

	For the nine months ended September 30, 2012			For the year ended December 31, 2011
	Company Historical	Archstone Acquisition/ Pro Forma	Company Pro Forma	Company Historical	Archstone Acquisition/ Pro Forma	Company Pro Forma
Net income from continuing operations attributable to common stockholders	$203,593	$43,425	$247,018	$166,190	$(187,780)	$(21,590)
Discontinued operations	97,919	—	97,919	275,432	—	275,432
Net income attributable to common stockholders	301,512	43,425	344,937	441,622	(187,780)	253,842
Interest expense, net	101,983	57,139	159,122	170,119	73,260	243,379
Interest expense, discontinued operations	735	—	735	4,443	—	4,443
Depreciation expense	193,434	106,206	299,640	246,666	374,940	621,606
Depreciation expense, discontinued operations	895	—	895	3,603	—	3,603
EBITDA	$598,559	$206,770	$805,329	$866,453	$260,420	$1,126,873
EBITDA — Continuing operations	$499,010	$206,770	$705,780	$582,975	$260,420	$843,395
EBITDA — Discontued operations	99,549	—	99,549	283,478	—	283,478
EBITDA	$598,559	$206,770	$805,329	$866,453	$260,420	$1,126,873

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

November 26, 2012
	By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1

Asset Purchase Agreement, dated November 26, 2012, by and among AvalonBay Communities, Inc., Equity Residential and its operating partnership, ERP Operating Partnership LP, Lehman Brothers Holdings Inc., and Archstone Enterprise LP *

4.1	Form of Registration Rights Agreement to be entered into by and between Lehman Brothers Holdings Inc. and AvalonBay Communities, Inc.

10.1	Form of Shareholders Agreement to be entered into by and among AvalonBay Communities, Inc., Archstone Enterprise LP and Lehman Brothers Holdings Inc.

23.1	Consent of KPMG LLP

99.1	Press Release dated November 26, 2012

*	Certain schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.